UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2019

eWELLNESS HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	90-1073143
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11825 Major Street, Culver City, California	90230
(Address of Principal Executive Offices)	(Zip Code)

(855) 470-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

eWellness Healthcare Corporation, OTCQB: EWLL (the “Company” or “Provider”), effective April 16, 2019, entered into an Annual Provider Agreement (the “Agreement”) with Unify Health Services, LLC (“UHS”), based in Jacksonville, FL (“UHS”), a copy of which is attached as Exhibit 99.1 to this Form 8-K. Pursuant to the terms of the Agreement, the Company will perform medically necessary tele-physical or tele-occupational therapy, and/or related virtual Industry Services (collectively “Covered Services”) for persons who are eligible to receive Covered Services paid for by a UHS client (individually, a “Covered Person” and collectively, the “Covered Persons”). The Industry Services include, but are not limited to: (i) worker’s compensation; (ii) auto; and/or (iii) group health claims, among others. In addition, the Company, as Provider, will provide Covered Services to all Covered Persons referred to Provider by UHS in accordance with (a) prevailing professional standards, (b) UHS client’s requirements, and (c) all applicable federal, state and local laws, regulations and requirements.

The Agreement further provides that: (i) the Company shall submit a HCFA or invoice, as applicable, either of which must itemize Covered Services per Covered Person and include applicable supporting documentation within 90 days after the date of service or any service provided outside the scope of the Authorization Form; (ii) the Company will be paid as provided in the Schedule attached to the Agreement within sixty (60) days of UHS’s receipt of HCFA or invoice from the Company; and (iii) any dispute between the Company and UHS regarding payment must be in writing, submitted within sixty (60) days of receipt of the same from UHS or as by state law requires.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Annual Provider Agreement dated April 16, 2019, between the Company and Unify Health Services, LLC, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 23, 2019

eWellness Healthcare Corporation

By:	/s/ Darwin Fogt
Name:	Darwin Fogt
Title:	Chief Executive Officer